UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: June 29, 2007
Date of Earliest Event Reported: June 25, 2007

Quest Group International, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-26694	87-0681500
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

18 Technology, Suite 130 Irvine, California		92618
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (949) 336-7111

967 W. Center Orem, Utah 84057
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (See General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement.

Pursuant to a Securities Purchase Agreement effective June 25, 2007, Quest Group International, Inc. (the “Company”) issued and sold to City National Bank, Trustee FBO Harin Padma-Nathan IRA 500,000 shares of common stock for $0.50 per share, for an aggregate purchase price of $250,000.

ITEM 3.02	Unregistered Sales of Equity Securities.

On June 25, 2007, in connection with the private placement previously described in the Form 8-K filed by the Company on May 22, 2007 and pursuant to a Securities Purchase Agreement between the Company and City National Bank, Trustee FBO Harin Padma-Nathan IRA , the Company issued to Harin Padma-Nathan IRA 500,000 shares of common stock at $0.50 per share for an aggregate purchase price of $250,000. The issuance of the shares was exempt from registration under the Securities Act of 1933, pursuant of Section 4(2) of that Act as a transaction not involving a public offering. The Company did not use any general solicitation or general advertising in connection with the sale. Harin Padma-Nathan IRA represented that it was acquiring the shares for investment purposes only and the Company placed appropriate restrictions on transfer on the shares issued.

In connection with the sale of securities on May 30, 2007, previously described in the Form 8-K filed by the Company on June 5, 2007 and the sale of securities on June 25, 2007 described above, the Company issued to Hunter World Markets, Inc. a warrant to purchase up to 300,000 shares of the Company’s common stock, with an exercise price at $1.00 per share - The warrant is exercisable commencing February 29, 2008 and expires May 30, 2013. The placement agent also received a commission fee of $12,500 in connection with the sale of securities.

Dr. Harin Padma-Nathan is the Chief Executive Officer and a Director of the Company.

ITEM 9.01	Unregistered Sales of Equity Securities.

(d) Exibits

Exhibit No.	Document

4.1	Placement Agent Warrant issued to Hunter World Markets, Inc. on June 29, 2007.

10.1	Form of Securities Purchase Agreement by and between Quest Group International, Inc. and City National Bank, Trustee FBO Harin Padma-Nathan IRA.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 29, 2007	QUEST GROUP INTERNATIONAL, INC. By: /s/ Dr. Harin Padma-Nathan Dr. Harin Padma-Nathan, Chief Executive Officer